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                                                                   Exhibit 10.85
                          CATALYST SEMICONDUCTOR, INC.

                              EMPLOYMENT AGREEMENT


     This Agreement is entered into as of May 23, 2003, (the "Effective Date") by and between Catalyst Semiconductor, Inc. (the "Company"), and Gelu Voicu ("Executive").

     1.   Duties and Scope of Employment.

          (a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board").

          (b) Board Membership. During the Employment Term (as defined below), Executive will serve as a member of the Board, subject to any required Board and/or shareholder approval. In the event of Executive's termination of employment with the Company for any reason, Executive agrees to resign his position on the Board within three (3) business days of his termination of employment.

          (c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

     2. At-Will Employment. Executive's employment with the Company pursuant to this Agreement (the "Employment Term") shall commence on the Effective Date and shall continue, unless otherwise terminated earlier as provided herein, until the date that is forty-eight (48) months from the Effective Date. Notwithstanding the foregoing, the parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause by giving the Executive a written notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for continuation, modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive's termination of employment with the Company.

     3.   Compensation.

          (a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $300,000.00 (the "Base Salary") or such other rate not below $300,000.00 as the Compensation Committee of the Board may determine from time to time. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to applicable withholding taxes.

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     Once the Compensation Committee has increased such base salary, it thereafter shall not be reduced; provided, however, that if a Change of Control (as defined below) has not occurred, such salary may be reduced by the Compensation Committee if such reduction is in proportion to a salary reduction program approved by the Board which affects a majority of the other executive officers of the Company generally.

          (b) Bonus. For each fiscal year of the Company, Executive will be eligible to receive an annual bonus in an amount up to sixty-five percent (65%) of his Base Salary based upon the achievement of performance criteria specified by the Compensation Committee (the "Committee") of the Board (the "Bonus"). The actual amount of the Bonus payable for any fiscal quarter will depend upon the extent to which the applicable performance criteria have been satisfied, as determined by the Committee at the end of each fiscal quarter. The maximum amount of the Bonus payable in each fiscal quarter shall be as follows: Quarter 1: up to 12% of the Bonus; Quarter 2: up to 15% of the Bonus; Quarter 3: up to 23% of the Bonus; and Quarter 4: up to 50% of the Bonus. The foregoing percentages are based on the dollar amount of the Bonus. Any Bonus that actually is earned will be paid as soon as practicable after the end of the fiscal quarter for which the Bonus is earned, but only if Executive was employed with the Company through the end of such fiscal quarter. The Bonus shall be subject to all applicable withholding taxes.

     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. During the Employment Term, the Company shall provide Executive with a $1,000,000 term life insurance policy.

     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     6. Severance.

          (a) Involuntary Termination. If (i) Executive's employment with the Company terminates other than voluntarily (excluding a termination based on Executive's death or Disability) or for "Cause" (as defined herein), or (ii) Executive terminates his employment with the Company due to an Involuntary Termination, and (iii) Executive signs and does not revoke a standard release of claims with the Company, then, subject to Section 9, Executive shall be entitled to receive: (1) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company's normal payroll policies; (2) accelerated vesting of the shares of common stock subject to the stock options granted to Executive by the Company (the "Options") in an amount equal to the greater of (A) twelve (12) months or (B) fifty percent (50%) of the unvested shares of common stock subject to the Options as of the date of Executive's termination of employment; (3) all shares of common stock subject to the Options which have vested (including pursuant to Section 6(a)(iii)(2) above) as of the date of Executive's termination of employment shall be exercisable for a period of one (1) year following


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the date of such termination, provided, however, that in no event shall this provision operate to extend an Option beyond the term/expiration date of such Option; (4) continuing life insurance and health plan coverage for the Executive and his dependents for a period of twelve (12) months from the date of such termination of employment and (5) the pro-rated portion of the projected Bonus for the fiscal year in which such termination of employment occurs (less applicable withholding taxes) to be paid periodically over a period of six (6) months from the date of termination in accordance with the Company's normal payroll practices. The pro rata portion of the Bonus shall be calculated as if 100% of the Bonus was to be paid for the fiscal year in which termination occurs.

          (b) Voluntary Termination; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive (including death or disability) or for Cause by the Company, then (i) all vesting of all options to purchase the common stock of the Company will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned) and (ii) Executive shall not receive any severance benefits or the continuation of any other benefits.

          (c) Change of Control.

               (i) If within twelve (12) months following a "Change of Control" (as defined below) (A) the Company or the Successor terminates Executive's employment with the Company or any Successor corporation for other than Cause, death or Disability, or (B) Executive terminates his employment with the Company or a Successor due to an Involuntary Termination, and (C) Executive signs and does not revoke a standard release of claims with the Company, then, subject to Section 9, Executive shall be entitled to receive: (1) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company's normal payroll policies; (2) continuing life insurance and health plan coverage for the Executive and his dependents for a period of twelve (12) months from the date of such termination of employment; and (3) the pro-rated portion of the projected Bonus for the fiscal year in which such termination of employment occurs (less applicable withholding taxes) to be paid periodically over a period of six (6) months from the date of termination in accordance with the Company's normal payroll practices. The pro rata portion of the Bonus shall be calculated as if 100% of the Bonus was to be paid for the fiscal year in which termination occurs.

               (ii) If, in connection with a Change of Control, Executive is not made the Chief Executive Officer of the Successor or does not remain employed as the Chief Executive Officer of the Company where the Company is the surviving corporation in a Change of Control, then, any unvested shares of common stock subject to the Options shall fully accelerate and become exercisable. In addition, all shares of common stock subject to the Options shall be exercisable for that period of time following the closing date of the Change of Control which is equal to the longest period of time for which any shares of common stock subject to stock options granted to any non-employee director of the Company are exercisable following such Change of Control (as determined at the closing date of such Change of Control); provided, however, that in no event shall this provision operate to extend an Option beyond the term/expiration date of such Option.

     7.   Definitions.


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          (a) Cause. For purposes of this Agreement, "Cause" is defined as (i)
Executive engaging in knowing and intentional illegal conduct that is injurious to the Company, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's gross misconduct, or (iv) Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

          (b) Change of Control. For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          (c) Disability. For purposes of this Agreement, "Disability" means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of the Executive's position, with or without reasonable accommodation, for a period of ninety (90) days. Whether Executive is disabled shall be determined by the Company based on evidence provided by one or more physicians selected by the Company.

          (d) Involuntary Termination. For purposes of this Agreement, "Involuntary Termination" means Executive's termination of employment within ninety (90) days after the occurrence of any of the following (i) a reduction in compensation below Executive's Base Salary, except for reductions that are in proportion to any salary reduction program approved by the Board that affects a majority of the senior executives of the Company or such reduction is consented to in writing by Executive; (ii) a material reduction by the Company in the kind of employee benefits to which Executive is entitled to and participates in immediately prior to such reduction with the result that Executive's overall benefits package is significantly and materially reduced in the aggregate, unless such reduction affects a majority of the senior executives of the Company or such reduction is consented to in writing by Executive; (iii) a significant reduction of Executive's duties, position or responsibilities relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless


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Executive is provided with comparable duties, position and responsibilities; or
(iv) the relocation of the Company's primary place of business without Executive's consent to a location more than 50 miles from the Company's primary place of business immediately prior to such relocation.

          (e) Successor. For purposes of this Agreement, "Successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

     8. Confidential Information. Executive covenants that he has executed the Company's standard Confidential Information and Invention Assignment Agreement (the "Confidential Information Agreement") and such agreement is and shall remain in full force and effect upon commencing employment with the Company as its Chief Executive Officer. Executive further agrees to sign any future amendments to the Confidential Information Agreement provided that such amendment is also signed by a majority of the officers of the Company.

     9. Conditional Nature of Severance Payments.

          (a) Noncompete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive's employment with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 6 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, shareholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

          (b) Non-Solicitation. Until the date one (1) year after the termination of Executive's employment with the Company for any reason, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 6 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

          (c) Consequences of Breach of Section 9(a) or 9(b). Executive agrees and acknowledges that upon any breach by Executive of either Section 9(a) or
(b), the Company shall have the right (i) to terminate all severance benefits set forth in this Agreement, (ii) to seek reimbursement from Executive for all severance payments previously made to Executive pursuant to this Agreement,
(iii) to reclaim ownership of any shares of Common Stock owned by Executive for which vesting was accelerated pursuant to this Agreement and (iv) to immediately cancel all outstanding Options held by Executive.

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          (d) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and
(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

     10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any Successor of the Company. Any Successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

     11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

          If to the Company:

          Catalyst Semiconductor, Inc.
          1250 Borregas Avenue
          Sunnyvale, CA 94089-1309
          Attn: Chairman of the Board of Directors

          If to Executive:

          at the last residential address known by the Company.

     12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     13.  Arbitration.

          (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "RULES") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal


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law, including, but not limited to, claims under Title VII of the Civil Rights
Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

     (b) Procedure. Executive agrees that any arbitration will be administered by the JAMSE endispute ("JAMSE") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive and Company agree they shall each be responsible and pay one half of any administrative or hearing fees charged by the arbitrator or JAMSE except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMSE's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. The Company and Executive agree that the arbitration proceedings shall take place in San Jose, California.

     (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

     (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code [Section]2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

     (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

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          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

     14. Integration. This Agreement, together with the Company's stock option plan, any stock option agreements and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     16. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     17. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.


COMPANY:

CATALYST SEMICONDUCTOR, INC.


By: /s/ Henry C. Montgomery                  Date: 5/23/03
   ----------------------------------             ------------------------
   Henry C. Montgomery
   Chairman of the Board of Directors



EXECUTIVE:


/s/ Gelu Voicu                               Date: 5/23/03
--------------------------------------            ------------------------
Gelu Voicu





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